Exhibit 10.5

Consulting Agreement

This Agreement is entered into as of the date signed by the last Party by and between North Electric Company, Inc. (“NECI”) having its principal office at 6131 Falls of Neuse Road, Suite 205, Raleigh, North Carolina 27609 (the “Contracted Party”), and Time Warner Cable Raleigh Division having its principal office at 101 Innovation Avenue, Suite 100, Morrisville, North Carolina 27560 (“TWC-RD”).

WHEREAS, TWC-RD desires to engage the services of the Contracted Party and the Contracted Party is willing to render services to TWC-RD upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and with the intent to be legally bound, the Parties hereto agree as follows:

1.                                       During the term of this Agreement, as set forth in Article 5, the Contracted Party shall hold themselves available to perform and shall perform for TWC-RD such services as TWC-RD may designate. The Contracted Party shall perform such services at such time and such places designated by TWC-RD. The services shall be performed in a professional, diligent and timely manner, with the results subject to TWC-RD’s acceptance and approval, which shall not be unreasonably withheld. The Contracted Party represents and warrants that they are capable of performing the Services in a professional, diligent and timely manner and is not subject to any prior obligation or restrictions that would impair or restrict performance of the Services.

(a) Hours and tasks are defined by Mark Eagle, Director of Project Engineering, TWC-RD.

(b) Project is “Consulting work for TWC-RD on the Nortel CS2000 Project”.

(c) There is no set number of hours (minimum or maximum) but what is agreed upon as necessary to support the Project.

2.                                       Compensation. In consideration of the Contracted Party’s performance of the services designated by TWC-RD, TWC-RD shall compensate the Contracted Party at the rate of One Hundred Twenty-Five dollars ($125.00) per hour.

3.                                       Expenses TWC-RD shall reimburse the Contracted Party for direct out-of-pocket expenses of the Contracted Party actually and reasonably incurred in connection with the performance of the Contracted Party’s obligations under this Agreement insofar as such expenses relate to travel expenses, duplication, long distance telephone charges, and other expenses.  All such direct out-of-pocket expenses must be approved in advance by TWC-RD. Incurred out-of-pocket expenses must be submitted to TWC-RD with a verifiable receipt for each expense.

4.                                       Records, Reports and Invoices.

(a) The Contracted Party shall maintain full and complete books and records documenting all services rendered and the results thereof, expenses and other data, which shall be available for inspection and copying by TWC-RD through its agents or representatives during normal working hours during and after completion of the Services.

(b) The Contracted Party shall submit reports to TWC-RD during the term of this Agreement, specifying in reasonable detail the nature and extent of the services performed by the Contracted Party and the amount of expenses incurred by the Contracted Party which are subject to reimbursement by TWC-RD in accordance with Article 3.

(c) The Contracted Party shall invoice TWC-RD for all incurred billable hours and out-of-pocket expenses approved monthly at the end of each month beginning July 2004.

(d) TWC-RD shall remit payment of the monthly invoice within 15 days after receipt of such invoice.

5.                                       Term of Agreement. This Agreement shall have an indefinite term beginning Monday, July 19, 2004 and continuing until termination of this agreement according to Article 6.

6.                                       Termination and Actions Thereafter.

(a)  This Agreement may be terminated by TWC-RD by written notice to the Contracted Party at any time upon a breach by the Contracted Party of any of the provisions of this Agreement.

(b) Either Party may, at any time and with or without cause, terminate this Agreement upon written notice to the other Party given seven (7) days prior to such termination. The last day of such seven (7) day period shall be deemed the effective date of termination for all purposes hereunder.

(c) Upon termination of this Agreement pursuant to this Article 6, the Contracted Party shall promptly submit to TWC-RD an invoice covering all unbilled compensation and expenses to date, together with an estimate of the compensation and expenses that would be chargeable to TWC-RD if any particular services for work then in progress were to be completed by the Contracted Party.  Upon request by TWC-RD (but not otherwise) the Contracted Party shall complete such work in progress as TWC-RD shall designate, and this Agreement shall in such case be deemed extended until such work is completed and paid for. Immediately following the termination of this Agreement, the Contracted Party shall transfer and deliver to TWC-RD all of the Work Product resulting from or related to services performed under this Agreement, including all Work Product in progress not required to be completed as aforesaid. TWC-RD shall pay the Contracted Party for any services performed to and including the date of termination in accordance with the provisions for compensation set forth in Article 2. “Work Product” shall include, e.g., works of authorship,  notes, descriptions, analyses, impressions, conclusions, concepts, projections and other matter resulting from or related to the Services and shall include documents, items and recording in any media and all media used by the Contracting Party in the course of performing the Services.

7.                                       Independent Status.

(a) The relationship of the Contracted Party to TWC-RD hereunder shall be that of an independent contractor. Nothing in this Agreement is intended or shall be construed to constitute the Contracted Party as an employee, agent or partner of TWC-RD nor shall the Contracted Party have authority to bind TWC-RD in any respect. TWC-RD shall not be liable for any act or omission of the Contracted Party or their employees or agents, and the Contracted Party agrees to indemnify and hold harmless TWC-RD from any and all claims and awards of losses, damages, costs, and expenses (including attorneys’ fees) in any manner resulting from or arising out of any such act or omission or any breach of the Contracted Party’s obligations under this Agreement or any obligations to third parties.

(b) Nothing in this Agreement shall be construed to prevent the Contracted Party from concurrently providing services to persons other than TWC-RD.

8.                                       Restrictive Covenants,

(a) Except as authorized or directed by TWC-RD, the Contracted Party shall not at any time, during or subsequent to their engagement outlined in this Agreement, directly or indirectly publish or disclose any confidential information of TWC-RD or confidential information of others which has come into TWC-RD’s possession or into Contracted Party’s possession in the course of Contracted Party’s engagement by TWC-RD, to any person, firm, company or other entity, and the Contracted Party shall not use any such confidential information for Contracted Party’s own personal or commercial use or advantage or make it available to others for use. All information, whether written, oral, or in machine-readable form, regarding TWC-RD’s business or activities, including but not limited to that relating to existing and contemplated computer hardware and software, products, formulas, compositions, machines, apparatus, systems, processes, methods, manufacturing procedures, research and developed programs, inventions, discoveries, business arrangements of sources of supply, or any other information acquired during the Contracted Party’s engagement by TWC-RD shall be presumed to be confidential except to the extent the same shall have been lawfully and without breach of any confidentiality obligation made available to the general public by TWC-RD without restriction.

(b) During this Agreement and for a period of two (2) years thereafter, unless authorized by TWC-RD in writing, the Contracted Party shall refrain from using any non-confidential know-how, obtained from TWC-RD or during the course of the Services, for the purpose of undertaking or assisting in activities, or training or assisting in training, personally or indirectly any other person or entity, with respect to TWC-RD’s software, equipment, systems or services. All obligations regarding confidentiality and non-use of other information shall survive in accordance with this Agreement.

(c) All computer hardware, software, source code, object code, magnetic tapes, printouts, samples and records, reports, documents, customer lists, photographs, catalogs and other writings, whether copyrightable or not, relating to or dealing with TWC-RD’s business, activities, and plans, and those of others entrusted to TWC-RD, which are prepared or created by the Contracted Party or which may come into the Contracted Party’s possession during or as a result of his/its engagement under this Agreement, are the property of TWC-RD, and upon termination oftheir engagement the Contracted Party shall return all such computer hardware, software, source code, object code, magnetic tapes, printouts, samples, records, reports, documents, customer lists, photographs, catalogs and writings, and all copies thereof to TWC-RD.

(d) The covenants on the part of the Contracted Party under this Article 8 shall survive termination of this Agreement and shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Contracted Party against TWC-RD, whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by TWC-RD of such covenants. The Contracted Party agrees that a remedy at law for any breach ofthe foregoing covenants would be inadequate and that TWC-RD shall be entitled to a temporary and permanent injunction for specific performance of such covenants without the necessity of proving actual damage to TWC-RD.

9.                                       Notices.  All notices provided for hereunder shall be mailed or e-mailed as follows:

If to TWC-RD:

Time Warner Cable

101 Innovation Avenue, Suite 100

Morrisville, North Carolina 27560

Attention:  Mark Eagle

Email:  mark.eagle@twcable.com

If to the Contracted Party:

North Electric Company, Inc.

6131 Falls of Neuse Road, Suite 205

Raleigh, North Carolina  27609

Attention:  Dan Ference

Email:  dan.ference@northelectriccompany.com

Each notice, which shall be mailed or transmitted in the manner described above, shall be deemed sufficiently given, served, sent, or received for all purposes at such time as it is delivered to or received by the addressee.

10.                                 Changes.  No modification, amendment, or waiver of any provision of this Agreement shall be effective unless reduced to writing and signed by both parties. TWC-RD’s failure at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of any such provision or a course of dealing and shall not affect the right of TWC-RD thereafter to enforce any such provision in accordance with its terms.

11.                                 Applicable Law and Arbitration. This Agreement and the rights and obligations of the Parties hereunder, and any controversy or claims arising out of, or relating to, this Agreement, the breach thereof, its subject matter(s), or with respect to any of the documents executed in conjunction herewith, shall be construed, interpreted, resolved, remedied, and enforced in accordance with, and governed by, the laws of the State of North Carolina applicable to acts, omissions and obligations performed solely therein and without reference to conflict of laws principles. Any controversy or claims arising out of, or relating to, this Agreement, the breach thereof, its subject matter(s), or with respect to any of the documents executed in conjunction herewith, shall be settled by arbitration in the metropolitan area of Raleigh, NC, in accordance with the rules then obtaining of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, should TWC-RD determine that a breach or threatened breach of Article 8 of this Agreement has occurred, then, at the sole option of TWC-RD, TWC-RD may elect to pursue the remedies provided in paragraph 8(d) in lieu of the arbitration provisions of this Article 11.

12.                                 Entire Agreement   This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement, and this Agreement supersedes all prior understandings and agreements with respect to the matters provided for herein except that the Parties pre-agreement implied or express obligations of confidentiality shall remain enforceable and are described in and covered by the confidentiality terms herein.

13.                                 Interpretation.  Both Parties have fully considered the language, terms and provisions of this Agreement and both Parties expressly agree that ambiguities, if any, shall not be construed against the drafter, but shall be resolved in a fair manner without unequal prejudice to any of the Parties.

The Article headings in this Agreement are for convenience of reference only and do not form a part of or govern construction of any part hereof.

14.                                 Severability.  If any provision(s) of this Agreement shall be deemed unenforceable in a determination by a body with proper jurisdiction, the Parties agree (without waiving rights of appeal) that the unenforceable provision(s) shall be: (1) reconstituted to approximate as closely as lawfully possible the evident intent of the Parties; or (2) if option (1), above, cannot be implemented, the unenforceable provision(s) shall be excised from the Agreement and the Parties shall negotiate in good faith with respect to modification of the Agreement. If the Parties cannot agree to a modification, the Agreement shall be enforced without the unenforceable provision in a fair manner and without undue prejudice to either Party.

IN WITNESS WHEREOF, TWC-RD and Contracted Party has executed this Agreement as of the date signed below. .

Time Warner Cable	North Electric Company, Inc.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date: